ENDORSEMENT NO. 1

to the

Quota Share Reinsurance Contract
(hereinafter referred to as the “Contract”)

between

AmTrust Europe Limited, Nottingham, England
and/or
AmTrust International Underwriters Limited, Eire.
(hereinafter collectively referred to as the “Reinsured”)

and

Maiden Insurance Company Ltd.
(hereinafter referred to as the “Reinsurer”)

IT IS HEREBY AGREED, effective 1st April 2011, that:

1)	The section entitled “Class and Period of Business” of this Contract shall be deleted and the following substituted therefor:

“This Contract shall cover all policies classified by the Reinsured as Medical Malpractice, including associated liability coverages and policies covering physician defense costs, written or renewed by the Reinsured on or after 1st April 2011.

This Contract shall also apply to all such policies written or renewed by the Reinsured on or before 31st March 2011, but only as respects Losses that occur, accrue or arise on or after 1st April 2011.  For all purposes of this Contract, the loss date as determined by the Reinsured shall be the date the Loss “occurs, accrues or arises”.

The Contract shall remain in effect continuously thereafter unless the Reinsurer or Reinsured elects to terminate this Contract at April 1, 2012 or any April 1 thereafter. If the Reinsurer or Reinsured elects to so terminate this Contract, it shall give written notice to the other party hereto not less than four months prior to the termination date.  Termination shall be on a runoff basis, with runoff to include the full original term of multi-year policies.  In the alternative, the Reinsured in its sole option may elect to cut off the Reinsurer’s liabilities and return the associated unearned premium with such cut-off to occur either 1) as of the date of termination or 2) as of the first anniversary date of each such multi-year policy that falls on or after the termination date, at the Reinsured’s sole option.”

2)	The section entitled “Commission” of this Contract shall be deleted and the following substituted therefor:

“The Reinsurer shall allow the Reinsured a Fixed Commission of 5.0% (Five Percent) on Original Net Premium ceded hereunder.

The Reinsurer shall further allow the Reinsured a Profit Share on Original Net Premiums ceded hereunder, being in addition to the 5.0% (Five Percent) Fixed Commission.

The Profit Share shall apply separately to each twelve month period this Contract remains in effect (“Contract Year”) and will be adjusted quarterly, the first adjustment to be made 1st April 2013.  Reinsured’s Profit Share is 50% of the amount by which Incurred Net Loss Ratio is below 65% of the Original Net Premium.  For purposes of calculating Profit Share, multi-year policies will be split into individual years so that the maximum original policy period in a Contract Year shall be 12 months plus odd time not exceeding 18 months in all.  The first Contract Year will be 1st April, 2011 through 31st March, 2012, both days inclusive, including the in force exposures at 1 April 2011. Subsequent Contract Years will begin at 1st April of each year.”

“Incurred Net Loss Ratio” shall be defined as net paid and outstanding Losses (inclusive of IBNR as established by the Reinsured after consultation with the Reinsurer), being paid and outstanding Losses (“Losses” being further defined under the Loss Settlement Clause) less third party recoveries, divided by Original Net Premium (as defined above) for risks attaching during the Contract Year, as a percentage.

3)	The section entitled “Conditions” of this Contract shall be amended by the inclusion of the following subsection directly after the subsection entitled “Loss Settlement Clause”:

“Aggregate Annual Deductible

As respects policies with effective dates prior to 1st April 2011, for the purposes of calculating the liability of the Reinsurer for losses occurring on or after 1st April 2011, the Aggregate Annual Deductible (AAD) specified under an original policy shall be apportioned on a pro rata basis by reference to the aggregate value of claims paid for the period from 1st April 2011 through the end of the policy period, and the aggregate value of claims paid for the entire period of the original policy.

The apportionment of the AAD for a Policy Period shall be provisionally calculated each month on the basis of claims paid through the prior month and the Reinsurer shall pay their share of claims on this basis of this provisional apportionment. The provisional calculation shall be submitted at the date the claims bordereau is submitted to the Reinsurer.

Settlements required as a consequence of changes in the value of the paid claims under the original policy (and consequent changes to the AAD apportionment) shall take effect at the next closing, with the adjustment paid in addition to or set off from the amount due at such closing.

The final calculation of the apportionment of the AAD shall take place within 30 days of the date that all Reinsured liability under a Policy terminates or such other time as the Parties agree and the final reconciliation be paid by the Reinsured or Reinsurer as relevant within 30 days of that calculation.

In the event this Contract (or any Contract Year hereunder if mutually agreed) is terminated on a cut off basis, the AAD under any policy that earns premium both before and after the cutoff date shall be apportioned in the same manner set forth above.”

4)	The section entitled “Security” of this Contract shall be deleted and the following substituted therefor:

“The Reinsurer will post security equal to 100% of the ceded unearned premium and outstanding Losses including IBNR, calculated by the Reinsured at 75% confidence factor immediately upon being asked to do so and adjusted quarterly.”

5)	The name of the Reinsurer shall be corrected to “Maiden Insurance Company Ltd.” in all places it appears in the Contract.

All other terms and conditions of the Contract shall remain unchanged except to the degree necessary to give effect to the changes made herein.

IN WITNESS WHEREOF, the Parties hereto, by their respective duly authorized representatives have executed this Endorsement as of the dates specified below:

AmTrust Europe, Limited

BY:	/s/ Jeremy Cadle

Dated	July 26, 2011

AmTrust International Underwriters, Limited

BY:	/s/ Ronan Conboy

Dated	July 26, 2011

Maiden Insurance Company Ltd.

BY:	/s/ David A. Lamneck

Dated	July 26, 2011